Exhibit 99.2

[OBJECT OMITTED]   Capital
                   Senior
                   Living
                   Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
CORRECTION                                                         972/770-5600

                        CAPITAL SENIOR LIVING CORPORATION
                     IS ADDED TO THE RUSSELL MICROCAP INDEX


DALLAS - (BUSINESS WIRE) - July 1, 2005 - Capital Senior Living Corporation (the "Company") (NYSE:CSU), one of the country's largest operators of senior living communities, today announced that it was included in the Russell Microcap Index, effective at the close of the market on June 24, 2005. The Russell Microcap Index is comprised of the smallest 1,000 securities in the small-cap Russell Microcap Index plus the next 1,000 companies below the index. Membership in Russell's U.S. equity indexes, widely used by investment managers and institutional investors for index funds and as bench marks for both passive and active investment strategies, is determined primarily by market capitalization rankings and style attributes.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 39 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.


Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.

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